As Filed with the Securities and Exchange Commission on December 31, 2008

Registration Nos. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

S&T BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1434426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Philadelphia Street
Indiana, Pennsylvania	15701
(Address of Principal Executive Offices)	(Zip Code)

S&T Bancorp, Inc.

Thrift Plan for Employees of S&T Bank

(Full title of the Plan)

Robert E. Rout

Senior Executive Vice President, Chief Financial Officer and Secretary

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

(724) 465-4825

Fax. No. (724) 465-1488

(Name, address, including zip code, and telephone number, including area code, of agent for service of each registrant)

WITH A COPY TO:

Robert B. Ott

Arnold & Porter LLP

Suite 900

1600 Tysons Blvd.

McLean, VA 22102

(703) 720-7005

Fax. No. (703) 720-7399

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $2.50 Par Value	1,000,000 (1)	$33.545	$33,545,000	$1,318.32

(1)	This registration statement covers 1,000,000 shares of common stock of the Registrant, $2.50 par value per share (“Common Stock”), for issuance in connection with the Thrift Plan for Employees of S&T Bank, as amended. Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers an additional number of shares of the Registrant’s Common Stock that may be offered or issued as a result of any stock splits, stock dividends or similar events effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the prospectus that is part of this Registration Statement will be also be used in connection with the offer and sale of Common Stock of the Registrant previously registered under the Registrant’s Registration Statements on Form S-8 (File No. 333-69403), which is currently effective.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(c) and (h) under the Securities Act, on the basis of the average high and low sale prices of the Registrant’s Common Stock as reported on November 21, 2008 on The Nasdaq Global Select Market, which date is within five business days prior to the date of the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) have been or will be sent or given to participants in the Thrift Plan for Employees of S&T Bank (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the SEC but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by S&T Bancorp, Inc. (“S&T” or the “Registrant”) with the SEC are hereby incorporated herein by reference:

(a)	S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007,

(b)	S&T’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(c)	S&T’s Current Reports on Form 8-K or 8-K/A filed on January 31, 2008; March 4, 2008; March 18, 2008; April 21, 2008; April 22, 2008; May 13, 2008; May 21, 2008; May 22, 2008; June 9, 2008; June 17, 2008; August 18, 2008; September 16, 2008; December 16, 2008 and December 23, 2008; and

(d)	the description of the Registrant’s common stock contained in the Registrant’s Form 8-K, dated January 31, 2008, and any amendment or report filed for the purpose of updating such description.

All documents filed by S&T after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all of S&T’s Common Stock offered hereby has been sold or which withdraws from registration such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and be a part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law of 1988 (“PBCL”) provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article V of S&T’s by-laws provides indemnification of directors and officers of S&T and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

As authorized by Section 1747 of the PBCL and Section 501(4) of S&T’s by-laws, S&T maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering S&T for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by S&T.

As provided in Section 10.12 of the Plan, in addition to such other rights of indemnification as they may have as directors or as members of the trust committee responsible for the administration of the Plan (the “Committee”), the members of the Committee shall be indemnified against any and all liabilities of any act, or failure to act, in relation to the Plan or the funds of the Plan, including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan or funds of the Plan, and amounts paid in any compromise or settlement relating to the Plan or funds of the Plan, except for actions or failures to act made in bad faith. The foregoing indemnification shall be from the funds of the Plan to the extent of those funds and to the extent permitted under applicable law; otherwise from the assets of S&T.

The foregoing is only a general summary of certain aspects of Pennsylvania law and S&T’s by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the PBCL described above, Section 501(4) of the by-laws of S&T and Section 10.12 of the Plan.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the Index of Exhibits on page II-9 of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities

Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on December 31, 2008.

S&T BANCORP, INC.

By:	/s/ Robert E. Rout
Robert E. Rout
Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
Principal Officers:

*	President and Chief Executive Officer (Principal Executive Officer) and Director	Date: December 31, 2008
Todd D. Brice

/s/ Robert E. Rout	Senior Executive Vice President, Chief Financial	Date: December 31, 2008
Robert E. Rout	Officer, Chief Administrative Officer and Secretary (Principal Financial and Accounting Officer)

* James C. Miller	Chairman of the Board	Date: December 31, 2008

Directors:

*	Director
John N. Brenzia

*	Director
Thomas A. Brice

*	Director
John J. Delaney

*	Director
Michael J. Donnelly

*	Director
William J. Gatti

*	Director
Jeffrey D. Grube

*	Director
Frank W. Jones

*	Director
Joseph A. Kirk

*	Director
David L. Krieger

*	Director
James V. Milano

Director
Christine J. Olson

*	Director
Alan Papernick

Directors:

*	Director
Robert Rebich, Jr.

*	Director
Charles A. Spadafora

*	Director
Charles G. Urtin

*By:	/s/ Robert E. Rout

Date:	December 31, 2008
Robert E. Rout, Attorney-in-Fact, pursuant to Power of Attorney filed herewith.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Chairman of the Thrift Plan Committee which administers S&T’s Thrift Plan for Employees of S&T Bank has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania on the 31st day of December, 2008.

/s/ Timothy P. McKee
Chairman of the Thrift Plan Committee

INDEX OF EXHIBITS

Exhibit 4.1	Provisions of the Articles of Incorporation of S&T Bancorp, Inc. defining the rights of security holders, incorporated herein by reference to the Current Report on Form 10-K, dated January 31, 2008.

Exhibit 4.2	S&T Bancorp, Inc. Thrift Plan for Employees of S&T Bank, as amended and restated, filed herewith.

Exhibit 5	Opinion of Arnold & Porter LLP with respect to the legality of the Common Stock being registered, filed herewith.

Exhibit 23.1	Consent of KPMG LLP, independent registered public accounting firm, filed herewith.

Exhibit 23.2	Consent of Ernst & Young LLP, independent registered public accounting firm, filed herewith.

Exhibit 23.3	Consent of Arnold & Porter LLP, contained in their opinion filed as Exhibit 5 hereto.

Exhibit 24	Powers of Attorney of certain officers and directors of S&T, filed herewith.